U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                                FORM 3

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

1.  Name and address of Reporting Person

     Del Rey Beach Properties, LLC.
     27752 Greenfield Drive
     Laguna Hills
     California 92653

2.  Date of Event Requiring Statement (Month/Day/Year)

     July 18, 2002

3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

     ASSOCIATED AUTOMOTIVE GROUP INCORPORATED (AAGI)


5.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

 ___ Director
 ___ Officer (give title below)
 _X_ 10% Owner
 ___ Other (specify below)

6.  If Amendment, Date of Original (Month/Year)

     N/A

7.  Individual or Joint/Group (Check Applicable Line)

 _X_ Form filed by one Reporting Person

 ___ Form filed by more than one Reporting Person

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                            Table I
            Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)

     ASSOCIATED AUTOMOTIVE GROUP INCORPORATED Common Stock

2.  Amount of Securities Beneficially Owned (Instr. 4)

     3,954,852 common shares


3.  Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

    a.  D


4.  Nature of Indirect Beneficial Ownership (Instr. 5)
     NONE.
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                            Table II
              Derivative Securities Beneficially Owned

1.  Title of Derivative Security (Instr. 4)

     n/a

2.  Date Exercisable and Expiration Date (Month/Date/Year)

     n/a

3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)

     n/a

4.  Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Securities: Direct (D) or
    Indirect (I) (Instr. 5)

     n/a

6.  Nature of Indirect Beneficial Ownership (Instr. 5)

     n/a
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Del Rey Beach Properties, LLC.

/s/ Alan R. Sporn              July 22, 2002
    Alan R. Sporn,
    President and Sole
    Member
_____________________________  ______________
Signature of Reporting Person       Date